UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2009 (March 19, 2009)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the preparation of the Endo Pharmaceuticals Holdings Inc. 2009 proxy statement, the Registrant has determined that Ivan Gergel, M.D., Executive Vice President, Research and Development is a named executive officer of the Registrant. Dr. Gergel, 48, was appointed to his current position on April 11, 2008, and has full responsibility for all of the Registrant’s research and development activities, including direct supervision of clinical research, pre-clinical R&D, medical affairs, marketed product development support, regulatory affairs, project management and drug safety and surveillance.

From May 19, 2005 until March 31, 2008, Dr. Gergel had been Senior Vice President of Scientific Affairs and President of the Forest Research Institute of Forest Laboratories Inc., managing over 900 physicians, scientists and staff at the Research Institute. Prior to that, Dr. Gergel served as Vice President and Chief Medical Officer at Forest and Executive Vice President of the Forest Research Institute. He joined Forest in 1998 as Executive Director of Clinical Research following nine years at SmithKline Beecham and was named Vice President of Clinical Development and Clinical Affairs in 1999.

Dr. Gergel received his MD from The Royal Free Medical School of The University of London and an MBA from the Wharton School.

In connection with Dr. Gergel’s appointment as Executive Vice President, Research and Development, he has entered into an executive employment agreement (the “Agreement”) with the Registrant effective as of April 29, 2008 (the “Effective Date”). The initial term of the Agreement is three years and renews automatically for one-year periods unless 120 days’ notice of non-renewal is given. Under the Agreement, Dr. Gergel is entitled to a base salary of $575,000 and an annual cash performance bonus with a target of 55% of salary and a maximum bonus of 200% of salary. Dr. Gergel’s 2008 cash performance bonus was guaranteed at 100% of target and was paid in March 2009. Upon the commencement of Dr. Gergel’s employment with the Company, he (i) was granted 50,000 stock options valued with reference to the closing market price on his commencement date vesting ratably over 4 years and (ii) received a $50,000 one-time cash bonus. The Company will provide Dr. Gergel with a relocation allowance of up to $300,000 to cover documented and reasonable moving expenses that are incurred within twelve (12) months of the Effective Date, in connection with his relocation to the Chadds Ford, Pennsylvania area. Dr. Gergel shall also be eligible for temporary living expense reimbursement, to be pre-approved by the Registrant, for up to twelve (12) months after the Effective Date. The cash bonus and all relocation amounts will include a tax gross-up allowance to assist in payment of federal and state income tax liabilities. The cash bonus, any relocation amounts paid and any tax gross-up allowances must be repaid to the Company in the event Dr. Gergel voluntarily terminates his employment within eighteen (18) months of the Effective Date.

Dr. Gergel is entitled to employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation on the same basis as other senior executives.

The Agreement provides that on termination by the Registrant without cause or by Dr. Gergel for good reason, Dr. Gergel will be entitled to any accrued compensation as of the termination date, a prorated bonus for the year of termination (based on actual results), severance in an amount equal to two times the sum of his base salary and target bonus and continuation of medical and life insurance benefits for the same period. Receipt of this severance is conditioned on Dr. Gergel’s release of claims against the Registrant. Dr. Gergel is entitled to a gross-up to cover any excise tax that he may owe as a result of any change in control payments that would constitute “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code. Payments upon death or disability include a prorated bonus for the year of termination (based on actual results), and, in the event of disability, 24 months of salary continuation offset by disability benefits.

The Agreement also contains covenants not to solicit for 24 months, not to compete for 24 months, nondisparagement, and cooperation in any investigation and litigation.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

Exhibit Number	Description
10.1	Executive Employment Agreement between Endo Pharmaceuticals Holdings Inc. and Ivan Gergel, M.D., dated as of April 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: March 25, 2009

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Executive Employment Agreement between Endo Pharmaceuticals Holdings Inc. and Ivan Gergel, M.D., dated as of April 29, 2008